EXHIBIT 5.1



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                     [LETTERHEAD OF THACHER PROFFITT & WOOD]





                                September 3, 1998


WMC Secured Asset Corp.
6320 Canoga Avenue
Woodland Hills, CA 91367

       Re:      WMC Mortgage Loan Trust 1998-B
                WMC Mortgage Pass Through Certificates, Series 1998-B
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Ladies and Gentlemen:

         We have acted as counsel to WMC Secured Assets Corp, (the "Company") in connection with the issuance by WMC Mortgage Loan Trust 1998-B of WMC Mortgage Pass-Through Certificates, Series 1998-B (the "Certificates") to be created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 1998, among the Company, WMC Mortgage Corp. as Master Servicer and Seller ("WMC"), and The First National Bank of Chicago, as Trustee (the "Trustee") (the "Pooling and Servicing Agreement"). The Certificates will consists of three classes of senior certificates designated as Class A-1, Class A-2 and Class A-IO (the "Senior Certificates") and seven classes of subordinated certificates designated as Class M-1 and Class M-2 (collectively, the "Class M Certificates"), Class B (the "Class B Certificates"), Class C (the "Class C Certificates") and Class R-I, Class R-II and Class R-III (collectively, the "Residual Certificates"). Only the Senior Certificates, Class M Certificates and Class B Certificates (collectively, the "Offered Certificates") will be offered under the Prospectus.

         The Certificates will evidence undivided interests in a trust fund (the "Trust Fund") consisting primarily of a pool of adjustable rate (having initial fixed rate periods of six months, two years, three years or five years), closed-end, sub-prime mortgage loans secured by first lien mortgages on residential one- to four-family properties originated or acquired by WMC for transfer to the Company and from the Company to the Trust Fund on the Closing Date, and additional adjustable rate, close-end, sub-prime mortgage loans secured by first lien mortgages on residential one- to four-family properties originated or acquired by WMC for transfer to the Company and from the Company to the Trust Fund from from time to time after the Closing Date and prior to the end of the Pre-Funding Period (collectively, the "Mortgage Loans"). Capitalized terms not defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

         In connection with rendering this opinion letter, we have examined the Pooling and Servicing Agreement and such other documents as we have deemed necessary. As to matters of fact, we have examined and relied upon representations, warranties and covenants of the parties contained therein and, where we have deemed appropriate, representations or representations or certifications of


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officers of parties to the Pooling and Servicing Agreement or public officials.
In rendering this opinion letter we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, (iv) the conformity of the Mortgage Loans and the related documents to the requirements of the Pooling and Servicing Agreement and (v) that there is not and will not be any other agreement that modifies or supplements the Pooling and Servicing Agreement expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented.

         Three separate real estate mortgage investment conduit ("REMIC") elections will be made with respect to segregated pool of assets of the Trust Fund ("REMIC I", "REMIC II" and "REMIC III," respectively). Assuming compliance with the pertinent provisions of the Pooling and Servicing Agreement as of the Closing Date, each of REMIC I, REMIC II and REMIC III will qualify as a REMIC within the meaning of sections 860A through 860G of the Internal Revenue Code of 1986, as amended (the "Code"). For federal income tax purposes, the Offered Certificates other than the Class A-IO Certificates (exclusive of the right of such Certificates to receive amounts from the Available Funds Cap Carryover Reserve Account), the Class A-IO Components and the Class C Components will constitute "regular interests" in REMIC III, and the Class R-I, Class R-II and Class R-III Certificates will represent the sole class of "residual interests" in REMIC I, REMIC II and REMIC III, respectively.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations promulgate or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, and of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         In rendering the foregoing opinions, we express no opinion as to any laws other than the federal income tax laws of the United States. This opinion will not updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. The opinion may not be circulated or relied upon for any other purpose, or circulated to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.
                                       Very truly yours,

                                       THACHER PROFFITT & WOOD

                                       By
                                       /s/ THACHER PROFFITT & WOOD
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